LIMITED POWER OF ATTORNEY FOR
SECTION 16 REPORTING OBLIGATIONS


TO SIGN FORMS 3, 4, 5, 144, FORM ID AND UPDATING OF EDGAR ACCESS CODES

The undersigned director/officer of Anixter International Inc. ("Issuer") hereby authorizes Bob Eck, Ted Dosch, Justin Choi, Charles Kim, Michele Nelson or any employee of the Issuer designated by any of them who is responsible for assisting insiders with compliance with the Federal securities laws, to sign on behalf of the undersigned any Forms 3, 4, 5, 144, Form ID and for updating and maintaining EDGAR Access Codes, that are required to be filed from time to time with the Securities and Exchange Commission or the New York Stock Exchange.
Such forms shall be completed from the information furnished by me to the Issuer and the information in the Issuer's records.
This authority shall remain in effect until either I am no longer obligated to report transactions pursuant to Section 16(a) of the Securities Exchange Act of 1934 or the authority has been revoked in writing by me.

Dated this 29th day of January, 2018


Signed:   /s/ Orlando McGee
Printed Name:   Orlando McGee


State of Illinois	)
	)
County of Cook	)

This instrument was acknowledged before me on January 29, 2018 by Orlando McGee.


/s/ Jami Balgro
Notary Public

(Seal)